Wonder Auto Technology, Inc. Provides Update Regarding Investigation and Expected Timing of Form 10-K and Form 10-Q Filings and Announces Receipt of Letter from NASDAQ Regarding Delinquent Form 10-Q Filing

JINZHOU, China, May 20, 2011 -- Wonder Auto Technology, Inc. (”Wonder Auto” or the “Company”) (Nasdaq: WATG), a leading manufacturer of automotive electrical parts, safety products, suspension products and engine accessories in China, today announced that, as expected, it received a second notification letter (the “Nasdaq Letter”) from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of periodic reports with the U.S. Securities and Exchange.

The Company received the Nasdaq Letter because it has not yet filed its Form 10-Q for the period ended March 31, 2011, and because, as previously announced, the Company has not filed its Form 10-K for the fiscal year ended December 31, 2010.  These filings have been delayed as a result of the pending restatement of its financial statements for fiscal years 2008, 2009 and 2010, and for the quarters ended March 31, June 30 and September 30, 2009 and 2010, and the pending investigation by the Company’s Audit Committee.

The Audit Committee commenced the investigation in response to a report alleging that the Company had engaged in several transactions without properly disclosing their related-party nature.  Based on the information presently available to it, the Audit Committee expects that its investigation will continue at least through June 2011.

As previously announced, the Company’s previously reported financial statements for the years ended December 31, 2008 and 2009, and for the quarters ended March 31, June 30 and September 30, 2009 and 2010, should no longer be relied upon and will be restated.  Although the Company’s work on the restatement is not complete, at this time it is expected that the restatement will be due primarily to certain sales cut-off errors and the timing of expenses associated with stock option compensation.  The restatement also includes adjustments to cost of sales associated with the sales cut-off error and other adjustments.  None of the amounts have been finalized at this point as the restatement has not been completed.  However, based on the information currently available, it is expected that the net effect of the restatement will be to increase reported net income in 2008 and 2009.  The Company continues to expect to meet the previously announced guidance for revenue and profit in its press release dated November 9, 2010. No change to the Company’s cash position is expected to result from the restatement.

The Company does not anticipate being in a position to file its delinquent filings until the investigation is complete.  Based on the Audit Committee’s expected timetable for the investigation, and the Company’s expected timetable to complete the restatement, the Company estimates that the delinquent filings may be complete by the end of July.  There can be no assurance, however, that any of these deadlines will be met, or that the scope or depth of the restatement or the investigation will not change in a material manner, which could result in further delays.

Nasdaq has informed the Company that it has suspended trading in the Company’s common stock pending the Company’s provision of a satisfactory Plan of Compliance to Nasdaq, which is due by May 23, 2011.  The Company has been in communication with Nasdaq regarding the matters noted above and intends to provide its Plan of Compliance to Nasdaq no later than May 23, 2011.

Safe Harbor Statement

This release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include the focus of the restatement, the results of the restatement (including, without limitation, any impact to reported results), the timing of the completion of the investigation, the timing of the completion of the audit, the timing of the filing of the Company’s Form 10-K or 10-Q, the timing of the provision of the Plan of Compliance to Nasdaq and the Company’s expected results of operations in 2011.

In general, forward-looking statements in this release can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “expect,” and “intend” (and the negative formulation of such words) or similar expressions.  These statements are based on assumptions and expectations that the Company believes were reasonable when made but may prove to be incorrect.  Assumptions and expectations are inherently subject to uncertainties and contingencies beyond the control of the Company.

Factors that may impact the forward-looking statements contained in this release pertaining to the investigation, restatement, audit and filing of the Form 10-K and Form 10-Q include, without limitation, the progress, scope and findings of the investigation and the audit as well as the actions and behavior of individuals and entities involved in the investigation.  These factors, may impact the Company’s guidance for 2011 as well. Many additional factors that are described in the Company’s periodic reports under the caption “Risk Factors” also may impact the expected results of operation in future period. Additional risks pertaining to the Company are summarized in the Company’s filings with the U.S. Securities and Exchange Commission.  All information in this release is as of the date of the release only.  The Company does not undertake to update the forward-looking statements contained in this release, except to the extent required by law.

About Wonder Auto

Wonder Auto Technology, Inc. is a Nevada holding company with operating subsidiaries in China primarily engaged in the business of designing, developing, manufacturing and selling automotive electric parts, automotive safety products, suspension products and engine components. Our products include alternators and starters, airbags, pretensioners and steering wheels, engine valves and tappets, and rods and shafts for use in shock absorber systems. We have been manufacturing alternators and starters in China since 1997, and according to the China Association of Automobile Manufacturers, in 2009 we ranked second and fourth in sales revenue in the Chinese market for automobile alternators and starters, respectively. Our subsidiary Jinzhou Jinheng has been designing and developing airbags for over 10 years. We believe that we were the largest Chinese brand airbag manufacturer in terms of sales volume in 2009 and the biggest Chinese pretensioner manufacturer. Our subsidiary Jinan Worldwide has been producing engine valves and tappets for over 50 years. We believe we are now one of the largest manufacturers of engine valves and tappets in China in terms of sales volume. Our subsidiary Jinzhou Wanyou is supplying rods and shafts to suspension system manufacturers worldwide. We believe that we are one of the largest independent suppliers of rods and shafts for suspension system manufacturers in the world in terms of sales volume.

Our products are used in a wide range of passenger and commercial automobiles, and we are especially focused on the fast-growing small- to-medium sized engine passenger vehicle market. We sell our products primarily within China to well-known domestic and international automobile original equipment manufacturers, or OEMs, engine manufacturers and automotive parts suppliers. We are increasingly exporting our products to international markets.

For more information, please contact:
IR
Tel: +86-10-8478-5339
Email: ir@watg.cn